Exhibit 24.1

DIRECTORS AND CERTAIN OFFICERS OF
NATIONAL PROCESSING, INC..

ANNUAL REPORT ON FORM 10-K

POWER OF ATTORNEY

          The undersigned directors and officers of National Processing, Inc., an Ohio corporation (the “Corporation”) which anticipates filing an Annual Report on Form 10-K for the Corporation’s fiscal year ended December 31, 2003 with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, hereby constitute and appoint David L. Zoeller, Carlton E. Langer, David E. Fountain and Thomas A. Richlovsky, and each of them, with full power of substitution and resubstitution, as attorneys or attorney of the undersigned, to sign in the capacities indicated below, said Form 10-K, and any and all amendments and exhibits thereto, or other documents to be filed with, or submitted to, the Securities and Exchange Commission pertaining thereto, with full power and authority to do and perform any and all acts and things whatsoever required and necessary to be done in the premises, as fully to all intents and purposes as the undersigned could do if personally present, hereby ratifying and approving the acts of said attorneys, and any of them, and any such substitute.

          EXECUTED this 10th day of March, 2004.

/s/ Jon L. Gorney Jon L. Gorney	Chairman and Chief Executive Officer

/s/ Paul G. Clark Paul G. Clark	Director

Aureliano Gonzalez-Baz	Director

/s/ Jeffrey P. Gotschall Jeffrey P. Gotschall	Director

Preston B. Heller	Director

/s/ Jeffrey D. Kelly Jeffrey D. Kelly	Director

/s/ J. Armando Ramirez J. Armando Ramirez	Director